Exhibit (a)(1)(w)

Subject: Thank you for attending presentation 103031

Thank you for viewing the online EDS Stock Option exchange Program presentation.

To review additional materials about this program or to make your election to exchange your eligible options, please visit the Mellon Investor Services Web site at www.corporate-action.net/eds.

Questions about the program should be directed to the Mellon call center at 1 866 337 6781 or 1 201 296 4177, or sent via e-mail to EDSinquiries@melloninvestor.com.

Sincerely,

EDS Stock Plans Administration